Exhibit 99.54

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.

Marfrig Global Foods S.A.
Publicly Traded Company
CNPJ/MF No. 03.853.896/0001-40
NIRE 35.300.34.031

MINUTES OF THE BOARD OF DIRECTORS MEETING
HELD ON SEPTEMBER 8, 2025

1	DATE, TIME, AND PLACE: Held on September 8, 2025, at 5 :30 p.m., at the headquarters of Marfrig Global Foods S.A. (“Company” or “Marfrig”), located in the city of São Paulo, State of São Paulo, at Avenida Queiroz Filho, No. 1,560, block 5, sala 301, Vila Hamburguesa, Zip Code 05319-000, via videoconference.

2	CALL AND ATTENDANCE: The call is waived due to the presence of all members of the Company’s board of directors (“Board of Directors”), namely, Mr. Marcos Antonio Molina dos Santos, Mr. Alain Emile Henry Martinet, Mr. Antonio dos Santos Maciel Neto, Mr. Herculano Aníbal Alves, Ms. Marcia Aparecida Pascoal Marçal dos Santos, Mr. Roberto Silva Waack, and Mr. Rodrigo Marçal Filho.

3	PRESIDING: Chairman: Marcos Antonio Molina dos Santos; Secretary: Ricardo Araujo Rocha.

4	AGENDA: Discuss and deliberate on: (i) acknowledgment of the exercise of the right of withdrawal by the Company’s shareholders as a result of the approval of the merger issued by BRF S.A. (“BRF”) by the Company, pursuant to the “Plan of Merger Issued by BRF S.A. by Marfrig Global Foods S.A.”, entered into between the Company and BRF on May 15, 2025, as amended on May 26, 2025 (“Plan of Merger” and “Merger”, respectively), by the Company’s Extraordinary General Meeting, which began and was suspended on June 18, 2025, and resumed and concluded on August 5, 2025 (“Meeting”); (ii) the statement that the Company will not avail itself of the prerogative provided for in Article 137, paragraph 3, of Law No. 6.404, of December 15, 1976 (“Brazilian Corporations Law”); (iii) verification of compliance with the Conditions set forth in item 8.1 of the Plan of Merger for the closing of the Merger; (iv) the declaration of the final Exchange Ratio to be adopted in the Merger due to any adjustments resulting from the provisions of item 3.1.5 and Annex 3.1.5 of the Plan of Merger; (v) declaration and distribution of interim dividends, as provided for in items 3.1.3 and 3.1.5 of the Plan of Merger; (vi) the cancellation of 23,082,763 (twenty-three million, eighty-two thousand, seven hundred and sixty-three) common shares, with no par value, issued by the Company and held in its treasury on this date, without reduction of the share capital; and (vii) authorization for the Company’s management to take all measures and perform all acts necessary to carry out and implement the above matters.

RCA Marfrig Minutes – Results of Preemptive Rights and Dividend Distribution – 9/8/2025

5	RESOLUTIONS: After analyzing, examining, and discussing the items on the agenda, the members of the Board of Directors, by unanimous vote and without any restrictions:

(i)	approved the drafting of these minutes in summary form;

(ii)	became aware of the exercise, during the period beginning on August 6, 2025 (inclusive) and ending on September 5, 2025 (inclusive), of the right of withdrawal as a result of the approval of the Merger by the Meeting (“Right of Withdrawal”), by a shareholder holding 5 (five) common shares issued by the Company (“Dissenting Shareholder”), totaling a reimbursement amount of R$16.60 (sixteen reais and sixty cents), to be credited to the Dissenting Shareholder on September 17, 2025, it being understood that the procedures and other information related to the actual payment shall be disclosed by the Company through a notice to shareholders, in accordance with applicable regulations;

(iii)	they stated that the Company will not avail itself of the prerogative provided for in Article 137, paragraph 3, of the Brazilian Corporations Law, thus ratifying the resolution of the Meeting to approve the Merger;

(iv)	verified and confirmed that the Conditions set forth in item 8.1 of the Plan of Merger have been met, and, consequently, stated that the Closing Date of the Merger (as defined in item 8.2 of the Plan of Merger) will be September 22, 2025;

(v)	they stated that the final Exchange Ratio (as defined in item 3.1 of the Plan of Merger) to be adopted in the Merger will be 0.8521 common shares issued by Marfrig for each 1 (one) share issued by BRF held on the Closing Date, no adjustments to the Exchange Ratio being necessary due to the provisions of item 3.1.5 and Annex 3.1.5 of the Plan of Merger;

(vi)	approved, in accordance with the provisions of items 3.1.3 and 3.1.5 of the Plan of Merger, the declaration and distribution of interim dividends in the total amount of R$2,346,333,786.47 (two billion, three hundred forty-six million, three hundred thirty-three thousand, seven hundred eighty-six reais and forty-seven cents) (“Dividends”), to be debited from the profits recorded in the Company’s balance sheet for the period ended August 31, 2025, pursuant to Article 204 of the Brazilian Corporations Law and Article 29, paragraph 3, of the Company’s Bylaws, noting that:

(a)	The Dividends hereby declared are equivalent to R$2.81050111040 for each share issued by the Company (excluding shares held by Company shareholders who exercised their Right of Withdrawal due to the Merger and who will not be entitled to receive Dividends, as provided for in the Plan of Merger);

(b)	the Dividends will be distributed to shareholders who hold shares issued by the Company on September 18, 2025 (inclusive) (“Cut-Off Date”), it being understood that the shares issued by the Company will be traded “ex-dividends” as of September 19, 2025;

(c)	the amounts related to the Dividends will be attributed to the minimum mandatory dividend for the fiscal year ending December 31, 2025;

(d)	the payment of Dividends will be made in local currency, in a single installment, on September 30, 2025, in accordance with the procedures of Banco Bradesco S.A., the institution responsible for the bookkeeping of the Company’s shares, without the incidence of monetary adjustment or interest between the present date and the actual payment of dividends; and

RCA Marfrig Minutes – Results of Preemptive Rights and Dividend Distribution – 9/8/2025

(e)	the Dividends may be used by the Company to offset the payment of amounts withheld and collected by the Company as withholding income tax related to any capital gains due as a result of the Merger of BRF shareholders not resident in Brazil, under the terms of the Plan of Merger; and

(f)	the Company shall disclose to shareholders all procedures to be adopted for the payment of Dividends.

(vii)	approved, pursuant to Article 19, item “xi” of the Company’s Bylaws, the cancellation of 23,082,763 (twenty-three million, eighty-two thousand, seven hundred and sixty-three) common shares, without par value, issued by the Company and held in its treasury on this date, without reduction of the capital stock.

As a result of the cancellation of shares now approved, the Company’s capital stock is now divided into 834,845,356 (eight hundred and thirty-four million, eight hundred and forty-five thousand, three hundred and fifty-six) common shares, all registered, book-entry and without par value.

The Company’s management will submit in due course to a general meeting of the Company an amendment to Article 5 of the Company’s Bylaws to reflect the cancellation of treasury shares now approved.

(viii)	authorized the Company’s management to take all measures and perform all acts necessary to carry out and implement the matters hereby approved, as well as to ratify all acts previously performed within the limits of the resolutions adopted at this meeting of the Board of Directors and for the purposes set forth in the matters hereby approved.

6	CLOSING: There being no further business to be discussed, the meeting was adjourned, and these minutes were drawn up, read, approved, and signed by the board and all members of the Board of Directors present.

São Paulo, September 8, 2025.

Presiding:

Marcos Antonio Molina dos Santos President	Ricardo Araujo Rocha Secretary

Members:

Marcos Antonio Molina dos Santos President	Marcia Aparecida Pascoal Marçal dos Santos Board Member

Rodrigo Marçal Filho Board Member	Alain Emile Henri Martinet Board Member

Antonio dos Santos Maciel Neto Independent Board Member	Herculano Aníbal Alves Independent Board Member

Roberto Silva Waack Independent Board Member

RCA Marfrig Minutes – Results of Preemptive Rights and Dividend Distribution – 9/8/2025

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